Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Fourth Quarter and Full Year 2010 Financial Results

ST. PAUL, Minnesota, January 27, 2011 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three months and full year ended December 31, 2010.

For the full year 2010, the Company reported a net loss of $17.3 million, or $2.06 per share, research and development expenses of $8.5 million, and general and administrative expenses of $7.7 million. For the fourth quarter ended December 31, 2010, the Company reported a net loss of $4.0 million, or $0.34 per share. Expenses were primarily associated with the cost of supporting the Company’s multiple ongoing clinical trials as well as the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On December 31, 2010, the Company’s cash, cash equivalents, short-term investments and restricted cash totaled $37.4 million.

“EnteroMedics finished 2010 with a strong balance sheet and is focused on initiating implants for our US pivotal trial and commencing commercialization of the Maestro RC System in Australia in 2011,” said President and Chief Executive Officer Mark B. Knudson, Ph.D. “We continue to be encouraged by the increasing depth of safety, efficacy and durability data from clinical studies of our Maestro System and look forward to being able to deliver the Maestro System to individuals around the world who are living with obesity.”

Greg S. Lea, Senior Vice President and Chief Financial Officer, added, “With the completion our public financing in the fourth quarter, EnteroMedics has the capital to execute on our key clinical and commercialization goals. Our cash and investments at year-end of $37.4 million provides us with the resources to fund operations through 2012.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders.

EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator which is powered either by an external controller (Maestro RF System) or an integrated rechargeable battery (EnteroMedics’ next-generation Maestro RC System). For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2010. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Operating expenses:
Research and development	$1,438	$3,161	$8,499	$15,581
Selling, general and administrative	2,182	1,855	7,678	8,632

Total operating expenses	3,620	5,015	16,177	24,212

Loss from operations	(3,620)	(5,015)	(16,177)	(24,212)
Other income (expense), net	(335)	2,125	(1,170)	(7,717)

Net loss	$(3,955)	$(2,890)	$(17,347)	$(31,929)

Net loss per share - basic and diluted	$(0.34)	$(0.47)	$(2.06)	$(6.42)

Shares used to compute basic and diluted net loss per share	11,472	6,162	8,420	4,974

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2010	December 31, 2009
ASSETS
Cash, cash equivalents and short-term investments	$30,841	$14,618
Restricted cash	6,527	—
Prepaid expenses and other current assets	437	484
Property and equipment, net	742	966
Other assets	142	146

Total assets	$38,687	$16,214

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$125	$34
Debt	5,905	7,761
Other liabilities	2,950	2,838

Total liabilities	8,980	10,633
Stockholders’ equity	29,707	5,581

Total liabilities and stockholders’ equity	$38,687	$16,214